Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP, INC. COMPLETES ACQUISITION OF
STUDENT CHECKING AND
REFUND DISBURSEMENT BUSINESS

Wyomissing, Pa, June 16, 2016—Customers Bancorp, Inc. ("Customers") (NYSE—CUBI), announced it has successfully completed its previously announced acquisition of the OneAccount Student Checking and Refund Management Disbursement Services business ("Disbursements") of Higher One, Inc. ("Higher One") through its subsidiary Customers Bank. Customers acquired the Disbursements business pursuant to an Asset Purchase Agreement dated December 15, 2015, in which Customers agreed to purchase all of the assets of the Disbursements business, including all property and equipment, all contractual relationships with educational institutions, and all intellectual property.  Effective with completion of the asset purchase, Customers will hire approximately 225 employees who previously managed the business and worked for Higher One.

Customers will combine the acquired Disbursements business with BankMobile, a division of Customers Bank. BankMobile provides no fee or very low fee banking deposit accounts, 55,000 surcharge-free ATMs across the country, and other banking services to over 2 million customers. It is anticipated that the combined business will generate in excess of 500,000 new deposit accounts annually. The OneAccount product offerings of Higher One will be rebranded as BankMobile products. Customers further anticipates that it will report BankMobile as a separate business segment in its communications with investors beginning with the third quarter of 2016 reporting cycle.

"Customers' acquisition of the Disbursements business is a wonderful strategic transaction that will accelerate the development of BankMobile as a profitable business segment," said Jay S. Sidhu, Chairman and Chief Executive Officer of Customers. "This transaction and combination of BankMobile with the Disbursements business will provide extremely compliant "best-in-class" deposit account services to 2 million college students and our many existing BankMobile customers while providing a platform for future growth," Mr. Sidhu continued. "We believe this opportunity to become the bank of choice for students entering the workforce upon completion of their education will drive the growth and expansion of services to the post graduate population and drive Customers' long-term shareholder value."

Mr. Sidhu continued, "I would like to welcome our new team members previously employed by Higher One.  We look forward to working together to realize the many benefits of this strategic acquisition and building the bank of the future today."

About Customers Bancorp, Inc. and Customers Bank
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related business through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $9.0 billion that was named one of Forbes magazine's 2016 100 Best Banks in America (there are over 6,200 banks in the United States). A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers' homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company's website, www.customersbank.com.

About BankMobile
Established in 2015, BankMobile, a division of Customers Bank with its headquarters in New York, is America's first no-fee digital bank. It provides target customers –millennials, the underbanked and middle income households – a digital, effortless, and financially empowering experience. BankMobile offers checking, savings, lines of credit, joint accounts and access to over 55,000 surcharge-free ATMs nationwide (BankMobile VIP customers have free access to every ATM in the country, which is more than 400,000 ATMs), a guaranteed higher savings rate than the top four banks in the nation, a personal banker for all customers, and a free financial advisor for VIP customers. For more information, please visit www.bankmobile.com.

"Safe Harbor" Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the disbursements business of Higher One and Customer Bancorp's plans to combine its BankMobile business with the acquired business also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2015 and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.